220-222 MHZ AIR TIME AGREEMENT

THIS 220-222 MHz Air Time Agreement (this “Agreement”) is entered into as of March 6, 2006 (the “Effective Date”), by and between Bizcom U.S.A., Inc., a Florida corporation, on behalf of two of its wholly owned subsidiaries (“Bizcom”), and CX2 Technologies, Inc., a Nevada corporation (“CX2”) (each sometimes referred to as “Party” and collectively as “Parties”).

WHEREAS, Bizcom, is the owner of various Federal Communications Commission Licenses (“FCC”), one of which is a nationwide 10 channel license, throughout the United States, and CX2 desires to access these various FCC licenses through the use of a long term Air Time Agreement in accordance with the published regulations of the FCC (as they may be amended, the “FCC Rules”);

THEN, in consideration of the premises and covenants set forth in this Agreement, and for good and valuable consideration, the sufficiency of which is acknowledged by the Parties’ signatures, the Parties agree as follows:

1.

TERM

The term of this Agreement begins on the Effective Date and ends on the day before the tenth (10th) anniversary of the Effective Date (the “Term”), unless this Agreement is terminated earlier in accordance with Section 4. CX2 will be allocated Five Hundred Million Minutes over the term of this agreement with no capacity restrictions.

2.

COMPENSATION

(a)

Up Front Payment:  CX2 will pay Bizcom: Five Million Shares of Common Stock of CX2 (“CX2 Stock”), issued in the name of Bizcom U.S.A., Inc. (“Up Front Payment”).  The Up Front Payment shall be made no later than ten (10) business days following the signing of this agreement.

(b)       User Fee:  CX2 will pay Bizcom a fee (“Air Time Fee”) consisting of:

Four Thousand Dollars ($4,000), paid on a monthly basis.

(c)

Commencement:  The Air Time Fee under this Agreement will begin to accrue upon the signing of this agreement.

(d)

Payment Receipt Address:  The Air Time Fee may be paid by check or by wire transfer in immediately available funds.  If paid by check, the check should be made payable to, BizCom U.S.A., Inc., and sent to:

351 N. Congress Avenue #127

Boynton Beach, FL  33426

Attention:  Hank Klein, President

3.

RIGHT OF FIRST REFUSAL:

In the event that, during the Term, Bizcom desires to sell or transfer all or any portion of their Assets to an unaffiliated third party, CX2 shall have the right to purchase all or a portion of such Assets by matching any bona fide offer received by Bizcom from such third party (such right hereinafter referred to as the “ROFR”).  Bizcom will notify CX2 of any such bona fide offer, including the terms of the offer, within thirty (30) days following Bizcom’s receipt of the offer.  CX2 will notify Bizcom within thirty (30) days following receipt of such notification if it is exercising its ROFR.  In the event that CX2 fails to exercise its ROFR, Bizcom will have sixty (60) days from the expiration of CX2’s thirty (30) day response period to enter into an agreement with the offeror on the same terms and conditions as were offered to CX2.  If, within the sixty (60) day period, Bizcom does not enter into a binding agreement with the offeror on the same terms and conditions as were offered to CX2, then CX2’s ROFR shall remain in effect pursuant to the terms in this Subsection.  If, within the sixty (60) day period, Bizcom enters into a binding agreement with the offeror on the same terms and conditions as were offered to CX2, then CX2’s ROFR will terminate.  Subject to, and without limiting CX2’s rights described in this Subsection, if the whole or any part of the consideration of the third party offer is in a form other than cash, then CX2 may meet the consideration using cash, comparable consideration, or both, in its acceptance notice.  If Bizcom does not accept CX2’s offer of a cash substitute for the non-cash consideration, then Bizcom must notify CX2 in writing of Bizcom’s estimate of a fair cash substitute within fifteen (15) days after Bizcom’s receipt of CX2’s acceptance notice.  If Bizcom rejects CX2’s cash-substitute offer, then CX2 will have ten (10) days from receipt of Bizcom’s rejection to notify Bizcom of its election to (i) adopt Bizcom’s stated cash value; or (ii) submit the valuation issue for determination by binding arbitration.  In any case where the right to arbitration is invoked, CX2’s ROFR will remain open until thirty (30) days after CX2 is notified of the arbitrator’s decision, during which time CX2 may revise its acceptance notice to adopt the arbitrator’s findings or waive its ROFR with respect to the third party offer, provided that Bizcom and the third party execute a contract to implement the third-party offer within forty-five (45) days of the end of CX2’s thirty (30) day time period to consider the arbitration decision.  Bizcom’s failure to accept the third party offer restores CX2’s ROFR.

4.

TERMINATION OF AGREEMENT

(a)  This Agreement may be terminated by either Party based upon an uncured material breach of the other Party, provided that the breaching Party shall be provided with written notice by the non-breaching Party of the alleged grounds for the breach and allowed a thirty (30) day period for cure following such notice.

(b)  Except as expressly set forth in this Agreement, each Party will pay its own fees and expenses related to this Agreement and the transactions contemplated herein, and upon the expiration or termination of this Agreement, the Parties will have no further liability to each other except by reason of any breach of this Agreement occurring prior to the date of expiration or termination.  Any termination or expiration of this Agreement, regardless of cause, will not release either Bizcom or CX2 from any liability arising from any breach or violation by that Party of the terms of this Agreement prior to the expiration or termination. The general and procedural provisions of this Agreement, which may be relevant to enforcing the obligations or duties of the Parties, as well as any other provisions that by their terms obligate either Party following expiration or termination, will survive the expiration or termination of this Agreement until the obligations or duties are performed or discharged in full.

5.

REVENUES AND EXPENSES

Except to the extent expressly provided in this Agreement, each Party will pay its own expenses incident to the preparation and performance of this Agreement, and any amendment or modification to this Agreement, including, but not limited to, all fees and expenses of their respective legal counsel and any engineering, accounting and brokerage expenses in connection with this Agreement.  Subject to the provisions for compensation to Bizcom set forth in Section 2 hereof, CX2 is entitled to one hundred percent (100%) of the revenue generated.

6.

CONFIDENTIALITY AND NON-DISCLOSURE.

The Parties may make disclosures as required by law, and to employees, directors, trustees, managers, shareholders, agents, attorneys and accountants (collectively, “Agents”) as required to perform obligations under this Agreement, provided, however, that each Party will cause all of its Agents to honor the provisions of this Section as though they were such Party.  The Parties will submit a confidentiality request to the FCC in the event the FCC seeks from the Parties a copy of this Agreement or any other confidential information regarding its terms.  As used herein, the term “Information” shall mean all non-public information disclosed hereunder, whether written or oral, that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. The term Information does not include information which: (1) has been or becomes published or is now, or in the future, in the public domain without breach of this Agreement or breach of a similar agreement by a third party; (2) prior to disclosure hereunder, is property within the legitimate possession of the receiving Party which can be verified by independent evidence; (3) subsequent to disclosure hereunder, is lawfully received from a third party having rights therein without restriction of third party's or the receiving Party's rights to disseminate the information and without notice of any restriction against its further disclosure; or (4) is independently developed by the receiving Party through persons who have not had, either directly or indirectly, access to or knowledge of such Information which can be verified by independent evidence.

7.

ASSUMPTION OF LIABILITIES

Neither Party is assuming or will be responsible for any of the other’s liabilities or obligations (including but not limited to customer obligations) except as required by the FCC and this Agreement.

8

BIZCOM’S REPRESENTATIONS AND WARRANTIES

(a)  Compliance with Laws.  To the best of Bizcom’s knowledge, Bizcom is in compliance in all material respects with all applicable laws, regulations and administrative orders of (i) the United States, including but not limited to the Communications Act, (ii) the FCC, (iii) any state, municipality, county, or other governmental subdivision, to which Bizcom or the Licenses may be subject, except where non-compliance would not be expected to cause a Material Adverse Effect on Bizcom or the Agreement. Bizcom has not received any notice, claim or complaint that it has not conducted or is not presently conducting its business in accordance with all applicable laws, rules and regulations which has not already been resolved favorably to the Bizcom, and, to the best of Bizcom’s knowledge, there is no law, rule, regulation or administrative order in effect or pending which would restrict the Bizcom from carrying on its business and operations in the same manner as presently conducted.

(b)  FCC Regulatory Compliance.  The 220 MHz Licenses are in full force and effect. All fees due and payable to governmental authorities pursuant to the rules governing the 220 MHz Licenses have been paid, except where the failure to pay any such fees would not result in a Material Adverse Change. No event has occurred with respect to the 220 MHz Licenses which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the 220 MHz Licenses. Bizcom is in compliance in all material respects with the terms of the 220 MHz Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which Bizcom has received notice, nor is there any proceeding threatened by any governmental authority or any other fact which would cause the termination, suspension, cancellation or non-renewal of any of the 220 MHz Licenses, or the imposition of any penalty or fine by any governmental authority. There are  no registrations, filings, applications or notices to, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required from the FCC in order to avoid the loss of any such license, or any asset, property or right pursuant to the terms thereof, or the violation or breach of any applicable law thereto, by virtue of the execution, delivery and performance of this Agreement as contemplated herein, except where the failure to have taken any such action or to have made such filing or notice would not result in a Material Adverse Change.

(c)  Renewals.  Even though the Licenses owned by Bizcom are due to expire at different intervals prior to the end of this Agreement, the renewal of such Licenses is accomplished routinely through the normal course of business. Numerous Licenses have been renewed by Bizcom previously as a routine filing with the FCC, with approval being granted without question. There is no reason to anticipate there being any difference in subsequent renewal applications. Bizcom will take all necessary steps to renew the Licenses, as required, and will not commit any act, engage in any activity, or fail to take any action that could reasonably be expected to cause the FCC to impair, revoke, cancel, suspend or refuse to renew the Licenses.

(d)  Failure to Renew a License.  In the event that any Licenses that CX2 is accessing, expires during the Term, and Bizcom has not filed an application to renew such Licenses, Bizcom will then be required to replace such Licenses so as to replicate the coverage of the expired Licenses.  In the event that Bizcom is unable to acquire such replacement Licenses, a penalty fee shall be payable to CX2 based on the valuation of such Licenses and the impact on CX2’s business as a result of the expired Licenses.   The amount of such penalty fee shall be determined by an independent firm of Certified Public Accountants.

9.

CX2 STOCK

When issued by CX2 to Bizcom pursuant to this Agreement, the CX2 Stock will be duly issued, fully paid and non-assessable and will be free of restrictions on transfer other than (i) the restriction on transfer as reflected on the face of the Shares, (ii) restrictions on transfer under this Agreement, and (iii) as may exist under applicable securities laws.  CX2’s Board of Directors has approved the issuance of the CX2 Stock pursuant to this Agreement in accordance with CX2’s Articles of Incorporation, CX2’s Bylaws and Nevada State Law.

10.

MUTUAL REPRESENTATIONS AND WARRANTIES

In addition to any other representations and warranties contained in this Agreement, each Party represents and warrants to the other that: (a) it has the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement; (b) it has taken all requisite corporate and organizational action to approve the execution, delivery and performance of this Agreement; (c) this Agreement constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms; and (d) its execution of and performance under this Agreement will not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body, or any of its existing contractual obligations.

11.

INDEMNIFICATION

(a)

Bizcom will defend, indemnify and hold CX2 harmless from and against any and all liabilities, losses, damages and costs, including reasonable attorney’s fees, resulting from, arising out of, or in any way connected with any breach by Bizcom of any warranty, representation, agreement or obligation contained herein.  Bizcom’s obligations under this section will survive the expiration or termination of this Agreement.

(b)

CX2 will defend, indemnify and hold Bizcom harmless from and against any and all liabilities, losses, damages and costs, including reasonable attorney’s fees, resulting from, arising out of, or in any way connected with any breach by CX2 of any warranty, representation, agreement or obligation contained herein.  CX2’s obligations under this section will survive the expiration or termination of this Agreement.

12.

NOTICES

Any notice required to be given by one Party to the other under this Agreement will be delivered by hand, or by a reliable national express overnight delivery service and will be effective upon receipt.  All notices will be delivered to the Parties at the following addresses:

(a)

CX2

2240 Woolbright Road, Suite 317

Boynton Beach, FL  33426

Attention:  Sam D. Hitner, President

Phone: 561-740-1734

(b)

Bizcom

351 N. Congress Avenue #127

Boynton Beach, FL  33426

Attention:  Hanan (“Hank”) Klein, President

Phone:  561-740-1853

Either Party may change its addresses for receipt of notice or payment by giving notice of such change to the other Party as provided in this subsection.

13.

MISCELLANEOUS

(a)

Laws, Rules and Regulations:  This Agreement is subject to all laws, rules, regulations and ordinances relative to, among other things, the subject matter addressed in this Agreement.

(b)

Force Majeure:  Neither Party will be liable for any nonperformance under this Agreement due to causes beyond its reasonable control that could not have been reasonably anticipated by the non-performing Party and that cannot be reasonably avoided or overcome; provided that the non-performing Party gives the other Party prompt written notice of such cause, and in any event, within fifteen (15) calendar days of its discovery.

(c)

Independent Parties:  None of the provisions of this Agreement will be deemed to constitute a partnership, joint venture, or any other such relationship between the Parties and neither Party will have any authority to bind the other in any manner.  Neither Party will have or hold itself out as having any right, authority or agency to act on behalf of the other Party in any capacity or in any manner, except as may be specifically authorized in this Agreement.

(d)

Specific Performance:  Bizcom acknowledges that the Licenses and Channels subject to this Agreement are unique and the loss to CX2 due to Bizcom’s failure to perform this Agreement could not be easily measured with damages.  CX2 will be entitled to injunctive relief and specific enforcement of this Agreement in a court of equity without proof of specific monetary damages, but without waiving any right thereto, in the event of breach of this Agreement by Bizcom.

(e)

Applicable Law:  The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of Florida, without regard to the principles of conflict of laws.

(f)

Attorneys’ Fees:  If any action shall be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing Party will be entitled to recover from the other its reasonable attorneys’ fees and costs, as determined by the court hearing the action.

(g)

Severability:  If any provision of this Agreement is found to be illegal, invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, unless continued enforcement of the provisions frustrates the intent of the Parties.

(h)

No Waiver:  No delay or failure by either Party in exercising any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right.  Failure to enforce any right under this Agreement will not be deemed a waiver of future enforcement of that or any other right.

(i)

Counterparts:  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.  Original signatures transmitted by facsimile will be effective to create such counterparts.

(j)

Headings:  The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(k)

Construction:  The Parties and their respective counsel have negotiated this Agreement.  This Agreement will be interpreted in accordance with its terms and without any strict construction in favor of or against either Party based on draftsmanship of this Agreement or otherwise.

(l)

Complete Agreement:  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter addressed, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, between the Parties or any of their affiliates regarding this subject matter.  No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of each of the Parties.

(m)

Cooperation:  The Parties will take such further action and execute such further assurances, documents and certificates as either Party may reasonably request to effectuate the purposes of this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

AGREED TO:

CX2 TECHNOLOGIES, INC.

By:

__________________________________

Name:

Sam D. Hitner

Title:

President & CEO

BIZCOM USA, INC.

By:

___________________________________

Name:

Hanan (“Hank”) Klein

Title:

President & CEO